Exhibit 23.2

Deloitte Certified Public Accountants S.A. 3a Fragoklissias & Granikou str. Maroussi Athens GR 151-25 Greece Tel: +30 210 6781 100 Fax: +30 210 6776 221-2 www.deloitte.gr

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-effective Amendment No. 6 to Registration Statement No. 333-194690 on Form F-1 of our report dated March 14, 2017, relating to the consolidated financial statements of Top Ships Inc. and subsidiaries appearing in the Annual Report on Form 20-F of Top Ships Inc. for the year ended December 31, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece
May 3, 2017

Deloitte Certified Public Accountants S.A., Deloitte Business Solutions S.A. and Deloitte Accounting Compliance & Reporting Services S.A. are the Greek member firms of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee ("DTTL"), its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities. DTTL (also referred to as "Deloitte Global") does not provide services to clients. Please see www.deloitte.com/about to learn more about our global network of member firms.

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